  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated April 20, 2020, relating to the consolidated financial statements of Guided Therapeutics, Inc. and Subsidiary as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “consolidated financial statements”) in this Registration Statement on Form S-1. We also consent to the reference of us under the heading “Experts” in such Registration Statement.
Our report described above contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP

Sterling Heights, Michigan
September 10, 2020